Mueller Industries, Inc. Announces 40 Percent Increase in Quarterly Dividend

COLLIERVILLE, Tenn., February 19, 2026 – For the sixth consecutive year, Mueller Industries, Inc. (NYSE: MLI) has announced a double digit increase to its quarterly dividend.

The Board of Directors has declared a regular quarterly cash dividend of $.35 per share, to be paid on March 27, 2026 to stockholders of record as of the close of business on March 13, 2026. This represents a 40 percent increase over the 2025 quarterly dividend.

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; electrical transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.  The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," "encourage," "anticipate," "appear," and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901)753-3226